Exhibit 3(a)
CERTIFICATE OF INCORPORATION
OF
HOWMET AEROSPACE INC.

ARTICLE I.
NAME OF CORPORATION
The name of the corporation is: Howmet Aerospace Inc. (the “Corporation”).
ARTICLE II.
REGISTERED OFFICE; REGISTERED AGENT
The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.
ARTICLE III.
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (“DGCL”).
ARTICLE IV.
STOCK
Section 1.         Authorized Stock. The total number of authorized capital stock of the Corporation shall be 610,660,000 shares which shall be divided into three classes as follows: (i) 660,000 shares of Serial Preferred Stock of the par value of $100 per share (the “Serial Preferred Stock”), (ii) 10,000,000 shares of Class B Serial Preferred Stock of the par value of $1.00 per share (the “Class B Serial Preferred Stock” and together with the Serial Preferred Stock, the “Preferred Stock”) and (iii) 600,000,000 shares of Common Stock of the par value of $1.00 per share (the “Common Stock”).
Section 2.         Common Stock. Except as otherwise provided by law, by this Certificate of Incorporation, or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the right to vote on all matters, including the election of directors, to the exclusion of all other stockholders, and holders of Preferred Stock shall not be entitled to receive

Non-Confidential Business

notice of any meeting of stockholders at which they are not entitled to vote. Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation.
Section 3.          Preferred Stock. Shares of Preferred Stock may be authorized and issued in one or more series, and the number of shares to be included in each such series may be established, and the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof may be fixed, in this Certificate of Incorporation. In addition, the Board of Directors (or any committee to which it may duly delegate the authority granted in this Article IV) is hereby empowered, by resolution or resolutions, to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and by filing a certificate pursuant to applicable law of the State of Delaware as it presently exists or may hereafter be amended to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock, and in accordance with the following provisions:
(a)    Establishment of Series of Preferred Stock. Preferred Stock shall be issued in one or more series. Each series shall be designated herein or by the Board of Directors so as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors may, by resolution, from time to time divide shares of Preferred Stock into series and fix and determine the number of shares and, subject to the provisions of this Article IV, the relative rights and preferences of any series so established, provided that all shares of Preferred Stock shall be identical except as to the following relative rights and preferences, in respect of any or all of which there may be variations between different series, namely: the rate of dividend (including the date from which dividends shall be cumulative and, with respect to Class B Serial Preferred Stock, whether such dividend rate shall be fixed or variable and the methods, procedures and formulas for the recalculation or periodic resetting of any variable dividend rate); the price at, and the terms and conditions on, which shares may be redeemed; the amounts payable on shares in the event of voluntary or involuntary liquidation; sinking fund provisions for the redemption or purchase of shares in the event shares of any series are issued with sinking fund provisions; and the terms and conditions on which the shares of any series may be converted in the event the shares of any series are issued with the privilege of conversion. Each share of any series of Preferred Stock shall be identical with all other shares of such series, except as to date from which dividends shall be cumulative.
(b)    Dividends.
i.    The holders of Serial Preferred Stock of any series shall be entitled to receive, when and as declared by the Board of Directors, out of surplus or net profits legally available therefor, cumulative dividends at the rate of dividend fixed by the Board of Directors for such series as hereinbefore provided, and no more, payable quarter yearly on the first days of January, April, July and October in each year. The dividends on any shares of Serial Preferred Stock shall be cumulative from such date as shall be fixed for that purpose by the Board of Directors prior to

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the issue of such shares or, if no such date shall be so fixed by the Board of Directors, from the quarter yearly dividend payment date next preceding the date of issue of such shares.
ii.    The holders of Class B Serial Preferred Stock of any series shall be entitled to receive, when and as declared by the Board of Directors or any authorized committee thereof, out of funds legally available therefor, cumulative dividends at the rate of dividend fixed by the Board of Directors for such series including any such rate which may be reset or recalculated from time to time pursuant to procedures or formulas established therefor by the Board of Directors, and no more; provided, however, that no dividend shall be declared or paid on the Class B Serial Preferred Stock so long as any of the Serial Preferred Stock remains outstanding, unless all quarter yearly dividends accrued on the Serial Preferred Stock and the dividend thereon for the current quarter yearly dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart. The dividends on any shares of Class B Serial Preferred Stock shall be cumulative from such date as shall be fixed for that purpose by the Board of Directors prior to the issue of such shares or, if no such date shall be so fixed by the Board of Directors, from the dividend payment date for such series next preceding the date of issue of such shares. If full cumulative dividends on shares of a series of Class B Serial Preferred Stock have not been paid or declared and a sum sufficient for the payment thereof set apart, dividends thereon shall be declared and paid pro rata to the holders of such series entitled thereto. Accrued dividends shall not bear interest.
iii.    The holders of Common Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, provided, however, that no dividend shall be declared or paid on the Common Stock so long as any of the Preferred Stock remains outstanding, unless all dividends accrued on all classes of Preferred Stock and the dividend on Serial Preferred Stock for the current quarter yearly dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart.
(c)    Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, then before any payment or distribution shall be made to the holders of Common Stock or Class B Serial Preferred Stock the holders of Serial Preferred Stock shall be entitled to be paid such amount as shall have been fixed by the Board of Directors as hereinbefore provided, plus all dividends which have accrued on the Serial Preferred Stock and have not been paid or declared and a sum sufficient for the payment thereof set apart. Thereafter, the holders of Class B Serial Preferred Stock of each series shall be entitled to be paid such amount as shall have been fixed by the Board of Directors as hereinbefore provided, plus all dividends which have accrued on the Class B Serial Preferred Stock and have not been paid or declared and a sum sufficient for the payment thereof set apart. Thereafter, the remaining assets shall belong to and be divided among the holders of the Common Stock. The consolidation or merger of the Corporation with or into any other corporation or corporations or share exchange or division involving the Corporation in pursuance of applicable statutes providing for the consolidation, merger, share exchange or division shall not be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of any of the provisions of this Section 3(c).
(d)    Voting Rights. The holders of Preferred Stock shall have no voting rights except as otherwise required by law or provided in this Certificate of Incorporation (including in any certificate of designation):

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i.    If at any time the amount of any dividends on Preferred Stock which have accrued and which have not been paid or declared and a sum sufficient for the payment thereof set apart shall be at least equal to the amount of four quarter yearly dividends, the holders of Preferred Stock shall have one vote per share, provided, however, that such voting rights of the holders of Preferred Stock shall continue only until all quarter yearly dividends accrued on the Preferred Stock have been paid or declared and a sum sufficient for the payment thereof set apart.
ii.    Without the consent of the holders of at least a majority of the shares of Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of Preferred Stock shall vote as a class:
A.    no additional class of stock ranking on a parity with the Preferred Stock as to dividends or assets shall be authorized;
B.    the authorized number of shares of Preferred Stock or of any class of stock ranking on a parity with the Preferred Stock as to dividends or assets shall not be increased; and
C.    the Corporation shall not merge or consolidate with or into any other corporation if the corporation surviving or resulting from such merger or consolidation would have after such merger or consolidation any authorized class of stock ranking senior to or on a parity with the Preferred Stock except the same number of shares of stock with the same rights and preferences as the authorized stock of the Corporation immediately preceding such merger or consolidation.
iii.    Except in pursuance of the provisions of Section 3(d)(ii)(C), without the consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the number of shares of Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for that purpose at which the holders of Preferred Stock shall vote as a class:
A.    no change shall be made in the rights and preferences of the Preferred Stock as set forth in this Certificate of Incorporation or as fixed by the Board of Directors so as to affect such stock adversely; provided, however, that if any such change would affect any series of Preferred Stock adversely as compared with the effect thereof upon any other series of Preferred Stock, no such change shall be made without the additional consent given as aforesaid of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the number of shares at the time outstanding of the Preferred Stock of the series which would be so adversely affected;
B.    no additional class of stock ranking senior to the Preferred Stock as to dividends or assets shall be authorized;
C.    the authorized number of shares of any class of stock ranking senior to the Preferred Stock as to dividends or assets shall not be increased; and

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D.    the Corporation shall not (I) sell, lease, convey or part with control of all or substantially all of its property or business or (II) voluntarily liquidate, dissolve or wind up its affairs.
Notwithstanding the foregoing:
(x)    except as otherwise required by law, the voting rights of any series of Class B Serial Preferred Stock may be limited or eliminated by the Board of Directors prior to the issuance thereof; and
(y)    provided no shares of Serial Preferred Stock are then outstanding, any series of Class B Serial Preferred Stock may be issued with such additional voting rights in the event of dividend arrearages as the Board of Directors may determine to be required to qualify such series for listing on one or more securities exchanges of recognized standing.
(e)    Redemption.
i.    The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the Serial Preferred Stock, or the whole or any part of any series thereof, at any time or from time to time, at such redemption price therefor as shall have been fixed by the Board of Directors as hereinbefore provided, plus all dividends which on the redemption date have accrued on the shares to be redeemed and have not been paid or declared and a sum sufficient for the payment thereof set apart. Notice of every such redemption shall be published not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption in a daily newspaper printed in the English language and published and of general circulation in the Borough of Manhattan, City and State of New York, and in a daily newspaper printed in the English language and published and of general circulation in the City of Pittsburgh, Pennsylvania. Notice of every such redemption shall also be mailed not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption to the holders of record of the shares of Serial Preferred Stock to be redeemed at their respective addresses as the same appear upon the books of the Corporation; but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Serial Preferred Stock. In case of a redemption of a part only of any series of the Serial Preferred Stock at the time outstanding, the Corporation shall select shares so to be redeemed in such manner, whether pro rata or by lot, as the Board of Directors may determine. Subject to the provisions herein contained, the Board of Directors shall have full power and authority to prescribe the manner in which and the terms and conditions on which the Serial Preferred Stock shall be redeemed from time to time. If notice of redemption shall have been published as hereinbefore provided and if before the redemption date specified in such notice all funds necessary for such redemption shall have been set apart so as to be available therefor, then on and after the date fixed for redemption the shares of Serial Preferred Stock so called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate except only the right of the holders thereof to receive upon surrender of certificates therefor the amount payable upon redemption thereof, but without interest; provided, however, that if the Corporation shall, after the publication of notice of any such redemption and prior to the redemption date, deposit in trust for the account of the holders of the Serial Preferred Stock to be redeemed with a bank or trust company in good standing, designated in such notice, organized

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under the laws of the United States of America or of the State of New York or of the Commonwealth of Pennsylvania, doing business in the Borough of Manhattan, The City of New York, or in the City of Pittsburgh, Pennsylvania, and having a capital, undivided profits and surplus aggregating at least five million dollars ($5,000,000), all funds necessary for such redemption, then from and after the time of such deposit the shares of Serial Preferred Stock so called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate except only the right of the holders of such shares to receive from such bank or trust company upon surrender of certificates therefor the amount payable upon redemption thereof, but without interest. All shares of Serial Preferred Stock so redeemed shall be cancelled and shall not be reissued.
ii.    The terms and conditions under which the whole or any part of any series of the Class B Serial Preferred Stock may be redeemed shall be established by the Board of Directors prior to the issuance thereof. Unless otherwise determined by the Board of Directors, all shares of Class B Serial Preferred Stock so redeemed or otherwise acquired by the Corporation shall be returned to the status of authorized but unissued shares.
(f)    Preemptive Rights. Neither the holders of the Preferred Stock nor the holders of the Common Stock shall be entitled to participate in any right of subscription to any increased or additional capital stock of the Corporation of any kind whatsoever.
(g)    Serial Preferred Stock. There is hereby established a series of the Serial Preferred Stock of the Corporation consisting initially of 660,000 shares as follows:
i.    The shares of such series shall be designated as $3.75 Cumulative Preferred Stock.
ii.    The rate of dividend payable upon the shares of $3.75 Cumulative Preferred Stock shall be $3.75 per share per annum and the dividends upon shares thereof issued in respect of such shares of the Corporation’s predecessor issued prior to April 1, 1947 shall be cumulative.
iii.    The redemption price applicable to the shares of $3.75 Cumulative Preferred Stock shall be $100 per share, plus dividends which have accrued and have not been paid or declared and a sum sufficient for the payment thereof set apart.
iv.    The amounts payable to the holders of $3.75 Cumulative Preferred Stock in the event of any voluntary liquidation, dissolution or winding-up of the Corporation, as provided in this Article IV, before any distribution shall be made to the holders of Common Stock, shall be $100 per share, plus dividends which have accrued and have not been paid or declared and a sum sufficient for the payment thereof set apart. In the event of any involuntary liquidation, dissolution or winding-up of the Corporation, as provided in this Article IV, the amount payable to the holders of $3.75 Cumulative Preferred Stock, before any payment or distribution shall be made to the holders of Common Stock, shall be $100 per share, plus dividends which have accrued and have not been paid or declared and a sum sufficient for the payment thereof set apart.

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ARTICLE V.
TERM
The term of existence of the Corporation shall be perpetual.
ARTICLE VI.
BOARD OF DIRECTORS
Section 1.        Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors that the Corporation would have if there were no vacancies (the “Whole Board”).
Section 2.        Election of Directors. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors shall have been duly elected and qualified or until their earlier death, resignation or removal as hereinafter provided; except that if any such election shall be not so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL. For the avoidance of doubt, the term of all directors of the Corporation serving on the Board of Directors as of December 31, 2017 shall expire at the next annual meeting of stockholders as provided in the preceding sentence. Unless and except to the extent that the Bylaws of the Corporation (as amended, the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot. Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws.
Section 3.        Newly Created Directorships and Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or by a sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.
Section 4.        Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time with or without cause, at a meeting called for that purpose, by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class.
Section 5.        Rights of Holders of Preferred Stock. Notwithstanding the provisions of this Article VI, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such

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directorship shall be governed by the rights of such Preferred Stock as set forth in this Certificate of Incorporation or the certificate of designations governing such series.
Section 6.        No Cumulative Voting. Except as may otherwise be set forth in the resolution or resolutions of the Board of Directors providing the issuance of a series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.
ARTICLE VII.
STOCKHOLDER ACTION
Section 1.        Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of stockholders of the Corporation, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted.
Section 2.        Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, special meetings of stockholders may only be called by or at the direction of (1) the Chairman of the Board of Directors or the Chief Executive Officer, (2) the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or (3) the Secretary of the Corporation at the written request of a stockholder of record in accordance with the requirements and procedures provided in the Bylaws. At any special meeting of stockholders, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting.
ARTICLE VIII.
DIRECTOR LIABILITY
To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DCGL.
ARTICLE IX.
AMENDMENTS TO BYLAWS
In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, change or repeal the Bylaws.

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ARTICLE X.
FORUM AND VENUE
Unless the Board of Directors otherwise determines, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, including any claim alleging aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).
ARTICLE XI.
AMENDMENTS
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein are granted subject to this reservation.

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CERTIFICATE OF RETIREMENT
OF
$3.75 CUMULATIVE PREFERRED STOCK
OF
HOWMET AEROSPACE INC.

Pursuant to Section 243(b)
of the General Corporation Law
of the State of Delaware

Howmet Aerospace Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:

1.    The Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the Corporation to issue 660,000 shares of Serial Preferred Stock, with a par value of $100 per share (the “Serial Preferred Stock”), of which all 660,000 shares have been designated as “$3.75 Cumulative Preferred Stock” (the “$3.75 Preferred Stock”).

2.    As of the date hereof, 659,909 shares of the $3.75 Preferred Stock have been redeemed by the Corporation.

3.    The Certificate of Incorporation provides that the shares of Serial Preferred Stock (all of which have been designated as $3.75 Preferred Stock) that have been redeemed shall not be reissued.

4.    Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate of Retirement, the Certificate of Incorporation shall be amended so as to reduce (i) the total authorized number of shares of Serial Preferred Stock from 660,000 to 91; (ii) the total authorized number of shares of $3.75 Preferred Stock from 660,000 to 91; and (iii) the total number of authorized shares of capital stock of the Corporation from 610,660,000 to 610,000,091.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer, this 9th day of February 2026.

HOWMET AEROSPACE INC.

By:_/s/ David Crawford_____________
Name: David Crawford
Title: Vice President and Treasurer

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